UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 25, 2017

PAREXEL International Corporation
(Exact name of registrant as specified in charter)

Massachusetts	000-21244	04-2776269
(State or other juris- diction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

195 West Street, Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 487-9900

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations for the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2017, Simon Harford accepted the position of Senior Vice President and Chief Financial Officer of PAREXEL International Corporation (“PAREXEL” or the “Company”). On February 27, 2017, the Board of Directors of PAREXEL International Corporation (“PAREXEL” or the “Company”) appointed Simon Harford as the Company’s Senior Vice President and Chief Financial Officer, effective June 1, 2017 (the “Start Date”).
Mr. Harford, age 56, joins PAREXEL from GlaxoSmithKline plc (GSK), where he most recently served as Senior Vice President, Finance; Global Pharmaceuticals, since March 2015. From March 2014 to March 2015, he served as Senior Vice President, Finance; Europe and Emerging Markets, at GSK. From June 2009 to March 2014, he served as Senior Vice President, Finance; Emerging Markets, at GSK. Prior to joining GSK, Mr. Harford served as Group Vice President and Controller for Avon Products, Inc., in New York. Additionally, he spent two decades with Eli Lilly and Company in various international leadership roles, including as Vice President and Controller.
Pursuant to the terms of an employment offer letter (the “Letter”), dated February 22, 2017, by and between the Company and Mr. Harford, he will receive an annual base salary of $475,000 and an annual incentive bonus opportunity of up to 60.0% of his base salary, to be earned based on the achievement of corporate and strategic business unit metrics and personal goals to be established by the Compensation Committee of the Board of Directors. Mr. Harford will also receive a signing bonus of $500,000, payable in two equal installments, with the first payment to be made in the first payroll period following the Start Date, and the second payment to be made in the first payroll period after July 1, 2018. Each installment is payable only if Mr. Harford is employed by the Company at the time such payment is required to be made. In the event Mr. Harford resigns within 12 months after the payment of either installment of the signing bonus, he will be required to repay the applicable installment of the signing bonus in full. In addition, Mr. Harford will receive relocation benefits worth up to approximately $200,000. Mr. Harford will also be entitled to participate in benefit plans generally offered to employees in the US. He also entered into a Key Employee Agreement with the Company.
It is anticipated that Mr. Harford will be granted $800,000 worth of shares of restricted common stock of the Company, which will vest ratably over three years. In addition, it is also anticipated that Mr. Harford will be granted a non-qualified stock option to purchase $800,000 worth of shares of PAREXEL common stock at an exercise price equal to the closing price of PAREXEL’s common stock on the last trading day prior to the date of grant. The stock option will vest ratably over four years and will have an eight-year term.

Mr. Harford and PAREXEL entered into a Severance/Change of Control Agreement (the “Agreement”), effective as of the Start Date. Under the terms of the Agreement, if Mr. Harford’s employment is terminated without “cause” (as defined in the Agreement), he will be entitled to receive a lump sum cash payment equal to 12 months of his base salary plus the pro rata share of the bonus that would have been payable to him during the year in which termination occurs. If we terminate Mr. Harford’s employment without cause during the period beginning nine months prior to, and ending 18 months following, a “change of control” of the Company (as defined in the Agreement), or Mr. Harford terminates his employment “for good reason” (as defined in the Agreement) during the 18 month period following a change of control of the Company, Mr. Harford would be entitled to receive:

•	a severance payment equal to the sum of:

a.	his annualized base salary (at the highest rate in effect in the preceding 12 month period), and

b.	his target annual bonus in the year of termination;

•	accelerated vesting of all equity awards, except performance-based equity awards, which will be governed by their individual award agreement terms; and

•	insurance benefits provided or paid for one year.
He will be required to sign a waiver and release form in connection with his receipt of the foregoing benefits.

The full text of the Change of Control/Severance Agreement is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference. The foregoing description of the agreement is qualified in its entirety by reference to the agreement.

On February 25, 2017, it was determined that Emma Reeve, the Company’s current Corporate Vice President and Interim Chief Financial Officer, will resume her previous position as Corporate Vice President and Controller effective as of the Start Date. On February 27, 2017, the Compensation Committee of the Board of Directors of the Company approved a cash retention bonus in the amount of $150,000, payable on December 31, 2017 if Ms. Reeve is still employed by the Company. Ms. Reeve will also receive a quarterly bonus in the amount of $25,000 through December 31, 2017.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Offer Letter, dated February 22, 2017, between PAREXEL and Simon Harford.
10.2	Change of Control/Severance Agreement, dated as of February 25, 2017, by and between the Company and Simon Harford.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2017	PAREXEL International Corporation
By:	/s/ Josef H. von Rickenbach
Josef H. von Rickenbach Chairman and CEO

EXHIBIT INDEX

Exhibit No.	Description
10.1	Offer Letter, dated February 22, 2017, between PAREXEL and Simon Harford.
10.2	Change of Control/Severance Agreement, dated as of February 25, 2017, by and between the Company and Simon Harford.